Filed Pursuant to Rule 433
Under Securities Act of 1933
Registration No. 333-155053
December 2, 2008
Final Term Sheet
Hawaiian Electric Industries, Inc.
5,000,000 Shares of Common Stock (Without Par Value)

Issuer:	Hawaiian Electric Industries, Inc. (“HEI”)

Symbol:	“HE” (New York Stock Exchange)

Shares offered:	5,000,000 shares of common stock (without par value)

Over-allotment option:	750,000 shares of common stock (without par value)

Shares outstanding after offering (based on the number of shares of common stock outstanding as of December 1, 2008):	90,173,426 shares of common stock (without par value) if over-allotment option is not exercised 90,923,426 shares of common stock (without par value) if over-allotment option is exercised in full

Price to public:	$23.00 per share

Trade date:	December 2, 2008

Closing date:	December 8, 2008

CUSIP No.:	419870 10 0

Sole Book-Running Manager:	Morgan Stanley & Co. Incorporated

Co-Managers:	Goldman, Sachs & Co., Robert W. Baird & Co. Incorporated and D.A. Davidson & Co.
HEI has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents HEI has filed with the SEC for more complete information about HEI and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the final prospectus and prospectus supplement relating to the shares of common stock (without par value) offered in this offering may be obtained by contacting Morgan Stanley & Co. Incorporated, c/o Prospectus Department, 180 Varick Street 2/F, New York, New York 10014 or by email at prospectus@morganstanley.com.